JUNE 11, 2018

Robert Derek Newell
[Personal address]

Re: Amendment to Offer Letter

Dear Derek,

This letter (this “Amendment”) serves to amend the Offer Letter between you and Castlight Health, Inc. (the “Company”) dated January 3, 2017 (your “Offer Letter”), effective as of the date set forth above. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to them in that certain Executive Severance Agreement by and between you and the Company dated as of January 4, 2017 (the “Executive Severance Agreement”).

1.
Continued Employment. From the Effective Date through the Separation Date (defined below) (the “Employment Period”), you will be employed by the Company as an Advisor to the Chief Executive Officer of the Company, reporting to the Chief Executive Officer. You will provide transition services as may be assigned to you in writing by the Chief Executive Officer.

2.
Salary and Benefits Continuation. During the Employment Period, you will continue to be paid your base salary at the rate in effect on the date of this Amendment and be eligible for employee benefit plans as set forth in your Offer Letter. Your bonus for the first half of fiscal year 2017 will be paid consistent with standard Company practices, at a rate based on the greater of (i) the standard rate applied to the senior leadership team or (ii) the amount paid to the Company’s Chief Executive Officer. Notwithstanding the foregoing, Section 5 (Compensation Equivalency) in your Offer Letter shall cease to apply.

3.
Separation Date. Provided that you continue to perform your obligations under (i) the Non- Competition Agreement, (ii) the Confidentiality Agreement, and (iii) as otherwise reasonably outlined and prescribed in writing by the Company’s Chief Executive Officer (collectively, the “Continuing Obligations”), your status as an officer and an employee of the Company and any of the Company’s subsidiaries will end effective as of September 30, 2018 (the “Separation Date”). On that date, you and the Company shall sign the Separation Agreement and General Release Agreement that is attached hereto as Exhibit A. In the event your employment is terminated as a result of your death prior to the Separation Date, you (or your designated beneficiary) will continue to be entitled to the Separation Benefits set forth in Section 3 of Exhibit A, subject to your (or your beneficiary’s) timely execution thereof. In the event your employment is terminated for a failure to adhere to the Continuing Obligations prior to the Separation Date, you will no longer be eligible for any of the Separation Benefits.

4.
Choice of Law. This Amendment shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

5.
Entire Agreement. This Amendment, together with the Offer Letter, Confidentiality Agreement and Non-Compete Agreement contain the entire agreement with respect to the terms of your employment, including the transition and separation of your employment, and supersedes and replaces any prior agreements as to those matters, whether oral or written (including any amounts otherwise payable pursuant to the Executive Severance Agreement) except as expressly set forth herein. For the avoidance of doubt, this Agreement shall not supersede (i) that certain Equity Waiver or (ii) Benefits Waiver, each by and between you and the Company dated January 4, 2017. This Amendment shall not be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the date opposite their respective signatures below.

DATE: June 9, 2018	By: /s/ Derek Newell
Name: Robert Derek Newell

DATE: June 9, 2018	CASTLIGHT HEALTH, INC.
By: /s/ John Doyle
Name: John Doyle
Title: CEO

Exhibit A
Separation Agreement and General Release (see following pages)
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made as of     __ 2018, by and between Castlight Health, Inc., a Delaware Corporation (“Company”), and Robert Derek Newell (“Employee”). The Agreement is based upon the following recitals of fact, which are hereby incorporated into this Agreement by reference:

A.Employee was employed by Company in the capacity of President.

B.Company and Employee mutually agreed to end Employee’s employment with Company effective as of September 30, 2018 (“Separation Date”).

C.The Company and Employee (collectively, the "Parties") each desire to enter into this Agreement regarding the resignation of Employee from his employment relationship, without admitting any fault or liability, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, IN RELIANCE ON THE ABOVE RECITALS AND IN CONSIDERATION OF THE PROMISES AND COVENANTS SET FORTH BELOW, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

•
Effective Date. This Agreement shall become effective on the eighth (8th) day after Employee signs and returns this Agreement to the Company in accordance with Section 15 (“Effective Date”) provided that Employee does not revoke this Agreement prior to such date pursuant to Section 15(f) below and provided further that Employee returns this signed agreement to the Company by no later than [Date].

•
Separation of Employment. Employee acknowledges and agrees that (a) Employee’s employment with the Company ceased effective as of the Separation Date; (b) Company has provided Employee a final paycheck that included payment of all remuneration that Employee earned through the Separation Date (subject to Section 3(a) below); (c) Company has provided Employee all forms required under California law; (d) Company has paid all salary, wages, bonuses and any and all other benefits and compensation that Employee earned during his employment with the Company; (e) Employee will submit his final documented expense reimbursement statement within ten (10) days following the Separation Date; and (f) except as otherwise provided in this Agreement, all benefits and perquisites of employment ceased as of the Separation Date and Employee will not receive any further salary, bonuses, vesting of any equity or benefits, or other forms of compensation after the Separation Date from the Company or any of its affiliates.

•	Separation Benefits. In exchange for Employee’s releases and the promises and covenants contained herein, Employee will be entitled to receive the payments and benefits set forth below:

◦
Payment of 15 months Base Salary and 15 times the applicable COBRA Coverage, as such terms are defined in that certain Executive Severance Agreement by and between the Company and Employee, dated January

4, 2017 (the “Executive Severance Agreement”), to be paid at such time and in such manner to be agreed between the Employee and the Company, but not later than January 31, 2019.

◦
Each of Employee’s unvested options to purchase shares of common stock in Jiff, Inc. which were converted into options to purchase shares of the Company’s common stock (all equity grants in Employee's Schwab account that begin with the letter “J”) shall become immediately vested and exercisable as of the Separation Date.

◦	Provided Employee continues to perform his obligations under (i) this Agreement,
(ii) the Non-Competition Agreement dated January 4, 2017 (the “Non- Competition Agreement”), (iii) the Confidentiality Agreement (defined below), and
(iv) as otherwise reasonably outlined and prescribed in writing by the Company’s Chief Executive Officer as of the Separation Date (collectively, the “Continuing Obligations”), if a definitive agreement governing the terms of a Corporate Transaction (as defined in the Executive Severance Agreement) is executed on or before December 31, 2018, then upon the closing of such Corporate Transaction, Employee shall be entitled to receive (x) 9 months Base Salary and 9 times the applicable COBRA Coverage and (y) the separation benefits to which he would have been entitled in Section 2(b)(ii) of the Executive Severance Agreement upon a Qualifying CIC Termination (as defined in the Executive Severance Agreement). For avoidance of doubt, digital therapeutics are not considered to be the Business of the Company per the Non-competition Agreement dated January 4, 2017, so long as such companies are not currently offering or planning to offer a platform solution at the time Employee provides service to said company.

Employee’s outstanding options to purchase shares of the Company’s common stock (the “Options”) shall cease vesting as of the Separation Date (except as provided in Section 3(b) above and this Section 3(c)), but the Options shall be deemed amended to the extent necessary to provide that the vested portion thereof shall remain exercisable until the earliest of (i) six (6) months from the Separation Date or such longer time so as to permit the exercisability of any options that may vest under Section 3(c) of this Agreement; (ii) the original expiration date of each Option, or (iii) the closing of a Corporate Transaction (as defined in the Executive Severance Agreement). Employee acknowledges and agrees that to the extent the Options constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Options shall hereby be deemed modified for the purposes of Section 424 of the Code, shall be treated as nonqualified stock options and, accordingly, at the time of exercise Employee will be required to satisfy all applicable tax withholding requirements that become due upon exercise of the Options.

•
General Release. In consideration of and as a precondition to the Company’s payment of the benefits outlined in this Agreement, which includes consideration to which Employee otherwise would not be entitled, Employee and Company agree as follows:

◦
Employee, for and on behalf of himself, his agents, heirs, executors, administrators, and assigns, does hereby release and forever discharge the Company, and its successors and assigns, and each of its and their respective directors, officers, employees, shareholders, members, partners, subsidiaries, affiliates (including any sister and parent companies) and each of their respective agents, directors, officers, partners, employees and attorneys (collectively, “Releasees” and individually, “Releasee”), and each of them, from any and all claims, known or unknown, suspected or unsuspected, that Employee has or may have relating to, or arising out of the employment of Employee with Company, or any claim for negligence or wrongful termination, including any claim for tortious conduct resulting in personal injuries, any claim for harassment or discrimination on the basis of race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability, or other protected class, discharge in violation of public policy and/or violation of any state, federal or local law, regulation, ordinance, constitution, or common law, including without limitation, the Age Discrimination in Employment Act (“ADEA”) and its amendment, the Older Workers Benefits Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Acts, as amended, the National Labor Relations Act, as amended, the Labor - Management Relations Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the
Rehabilitation Act of 1973, as amended, the Equal Pay Act, the Pregnancy Discrimination Act, Employee Retirement Income Security Act of 1974, as amended, the Family Medical Leave Act of 1993, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, as amended, the California Business and Professions Code, as amended, and the California Labor Code, and any other applicable laws and/or regulations of any applicable jurisdiction relating to employment or employment discrimination (including without limitation, the Arizona Civil Rights Act, as amended, the Colorado Anti- Discrimination Act, as amended, the Georgia Fair Employment Practices Act, as amended, the Illinois Human Rights Act, as amended, the Massachusetts Fair Employment Practices Act, as amended, the Minnesota Human Rights Act, as amended, the New York Human Rights Law, as amended, the North Carolina Equal Employment Practices Act, as amended, the Pennsylvania Human Relations Act, as amended, the Tennessee Anti-Discrimination Act, as amended, the Texas Commission on Human Rights Act, as amended) and the law of contract and tort. However, this release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, or any statutory right to be indemnified for necessary expenditures or losses incurred in the discharge of Employee’s duties under California Labor Code Section 2802.

◦
The Company does hereby release and forever discharge the Employee and his heirs from any and all claims, known or unknown, suspected or unsuspected, that Company has or may have as to the Employee, relating to, or arising out of, the employment of Employee with Company. However, this release is not intended to bar any claims related to the Continuing Obligations, or any claims that, by statute, may not be waived.

◦	Each of the parties is familiar with section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each of the parties understands and acknowledge that he or it is releasing unknown claims and waiving all rights he or it has or may have under Civil Code Section 1542 or under any other state statute or common law principle of similar effect based on any acts or failures to act that occurred as of the Effective Date of this Agreement.

◦
Nothing herein is intended to release the Company’s statutory obligation under California Labor Code §2802 to indemnify Employee for any losses or expenditures incurred as a direct consequence of discharging his duties.

•
Covenant Not To Sue. Employee covenants and agrees that he will never, individually or with any person, or through any agent, commence or prosecute against Company or any Releasee any action or other proceeding for any claim which is released or waived in this Agreement (provided, however, that nothing in this Agreement prevents Employee from challenging the waiver of his ADEA claims set forth below in Section 15). The Company covenants and agrees that it will never, individually or with any person, or through any agent, commence or prosecute against Employee any action or other proceeding otherwise covered by Section 4(b). Employee further agrees that he will not aid, assist, abet or in any way encourage any third party or third-party entity to, in any way, pursue any claims of any kind against Company or any Releasee, unless he is specifically required by law to engage in such activity. Company further agrees that it will not aid, assist, abet or in any way encourage any third party or third-party entity to, in any way, pursue any claims of any kind against Employee or his heirs, unless it is specifically required by law to engage in such activity. This Agreement shall be deemed breached immediately upon the commencement or prosecution of any such action or proceeding by Employee or Company. Notwithstanding the foregoing, the parties acknowledge and agree that the parties are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge with or participate in an investigation by a governmental administrative agency such as the Securities and Exchange Commission, Equal Employment Opportunity Commission or equivalent state or local agency in your state or the National Labor Relations Board. Moreover, nothing in this Agreement is intended to preclude any party from entitlement to any monetary recovery awards by the U.S. Securities Exchange Commission or any other federal, state or local agency in connection with any action asserted by the Securities and Exchange Commission or such federal, state or local agency. Moreover, the Parties acknowledge and agree that the Parties are not waiving or being required to waive any right to sue to enforce this Agreement.

•
Assignment; Authority. Employee represents and warrants that: no other person had or has or claims any interest through Employee in the claims released in this Agreement; he has the sole right and exclusive authority to execute this Agreement; he has the sole right to receive consideration paid therefore; there are no liens or claims of liens or assignments in law or equity or otherwise of or against any of the claims or causes of action or matters released herein; and he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement. The rights and obligations of the Parties to this Agreement will be binding on, and will be of benefit to, each of the parties successors, assigns, heirs and estates. For avoidance of doubt, (i) if Employee should die at anytime after this Agreement is signed, all the benefits in Section 3 above shall accrue to his heirs and estates as if Employee were still alive and had fulfilled all his obligations under this Agreement to accrue the benefits in Section 3; and (ii) if there is a Corporate Transaction (as defined in the Executive Severance Agreement), the acquirer will be responsible for all of the obligations under this Agreement.

•
Confidential Information. Employee acknowledges and agrees that during the course of his employment with the Company, Employee had access to and became acquainted with the Company’s lists of clients, client information, computer programs, contracts, business plans and strategies, prices, reports, financial data and similar confidential or proprietary materials or information about the Company’s or its clients’ business and personal affairs. In addition, Employee had access to and became acquainted with confidential information of a personal nature of the Company and its owners, employees, managers and officers, including, but not limited to, such persons’ salaries and benefits, special skills and knowledge, identities and job performance. The parties agree that such business information and information concerning the Company and/or its owners, employees, partners, managers and officers as set forth above and any other information concerning the Company reasonably understood to be confidential constitutes “Confidential Information.” All Confidential Information which came into Employee’s possession shall remain the exclusive property of the Company. Under no circumstances can such Confidential Information be disclosed, disseminated or published in any manner without the prior written consent of the Company. Employee agrees to inform future employers of these obligations and Company may also inform Employee’s future employers of the same as well. This Agreement is in addition to, and does not supersede or affect, any prior confidentiality agreement with the Company to which the Employee may have been subject, including but not limited to Employee’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company (the “Confidentiality Agreement”). Employee hereby represents and warrants that, after the Separation Date, Employee shall comply with all continuing obligations provided in Employee’s Confidentiality Agreement to the maximum extent permitted by applicable law.

•
Non-Disparagement. Employee agrees that he shall not disparage the Releasees to anyone, including but not limited to, employees and former employees, media or other third parties, or otherwise make statements or take actions (including on social media) which would place the Releasees, or any of them, in a negative light. Similarly, Employee will not disparage any Company product or service to anyone, including but not limited to, employees and former employees, media or other third parties, or otherwise make statements or take actions (including on social media) which would place such service in a negative light. Company agrees that none of its Executive Committee members or members of the Board of Directors shall disparage Employee to anyone, including but not limited to Company employees and former employees, media or other third parties, or otherwise make statements or take action (including on social media) which would place Employee in a negative light.

•
Company Property. Employee acknowledges and agrees that, to the extent he has not already done so, he shall by the Separation Date deliver to the Company all property of the Company, including, but not limited to, equipment (e.g., laptop computer and cellular telephone), passwords, notebooks, electronic storage devices, credit cards, business cards, keys, parking or building access cards, documents, memoranda, reports, written and computer files and data, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company’s business, that are in Employee’s possession or control, including but not limited to copies (including electronic copies) of any documents or files that contain the Company’s Confidential Information.

•
Future Cooperation. The Parties agree not to act in any unlawful manner that might damage the business or reputation of the Company, Employee or the Releasees. The Parties agree not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company, Employee and/or any Releasees, unless under subpoena or other court or administrative order or legal process to do so. The Parties further agree both to immediately notify the other Party upon receipt of any court order, subpoena, or other legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish within six (6) business days of their receipt, a copy of such subpoena or legal discovery device to the other Party. In addition, the Parties will use reasonable efforts to cooperate with in connection with any existing or potential claims, investigations, administrative proceedings, lawsuits or other legal and business matters which arose during Employee’s employment or that subsequently arise in connection with any business matters in which Employee was involved, as reasonably requested by the Company, provided that such cooperation does not expose Employee to any liability or prejudice his ability to defend himself with respect to any such liability.

•
Waiver, Modification and Amendment. No provision of this Agreement may be waived unless in writing signed by both parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Agreement may be modified or amended only by a written agreement executed by the parties affected thereby.

•
Collaborative Effort. The Company has advised Employee to consult with independent legal counsel prior to executing this Agreement. The parties shall bear their own costs and attorneys' fees incurred in negotiating and drafting this Agreement or incurred prior to the date of execution hereof. No party hereto or their respective attorneys shall be deemed to have drafted this Agreement, or any portion thereof, for purposes of construing or interpreting any of the terms or provisions in any action or proceeding which may hereinafter arise between them.

•
Execution and Governing Law. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single document. This Agreement is entered into in, and shall be governed by and construed and interpreted in accordance with, the internal laws of the State of California without giving effect to its conflict of laws provisions. Employee acknowledges that he has read this Agreement, understands all of its terms and executes this Agreement voluntarily and with full knowledge of its significance.

•
Severability. If any term, provision, covenant, or condition of this Agreement (the "Provision") is held by an arbitrator or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated. If possible, the Provision shall remain in effect but shall be modified by the court or arbitrator only to the extent necessary to make it reasonable.

•	Age Discrimination Disclosure, Review and Revocation. Without detracting in any respect from any other provision of this Agreement:

◦
In consideration of the separation benefits provided in this Agreement, Employee agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

◦
Employee understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement.

◦	Employee agrees and acknowledges that the consideration provided to his under this Agreement is in addition to anything of value to which he is already entitled.

◦	The Company hereby advises Employee to consult with an attorney prior to executing this Agreement.

◦
Employee acknowledges that he has at least twenty-one (21) days in which to review and consider this Agreement and, in the event Employee signs and returns this Agreement prior to such twenty-one (21)-day period, Employee acknowledges that he will have done so voluntarily and with full knowledge that he was waiving his right to have twenty-one (21) days to review and consider the Agreement.

◦	The Company agrees that Employee may revoke this Agreement within seven
(7) days from the date he signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or Employee. Any revocation must be in writing and received by the Company by 5:00 p.m. on or before the seventh (7th) day after this Agreement is executed by Employee. Such revocation must be sent to the undersigned.

◦	Employee agrees that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21)-day review period.

◦
Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

•	Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016 (18
U.S.C. § 1833b), Employee understands that:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

•
Entire Agreement. Other than expressly excepted herein, this Agreement (along with the Confidentiality Agreement and Non-Competition Agreement) constitutes the entire agreement between and among the parties pertaining to the subject matter hereof and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby superseded and merged herein. This Agreement may be modified, amended or waived, in whole or in part, only by a written agreement executed by the parties affected thereby. If any of the terms or provisions of this Agreement or the Confidentiality Agreement are found to be legally unenforceable, then the remaining terms and conditions shall nevertheless be fully enforceable without regard to the terms or provisions that are found to be legally unenforceable. For the avoidance of doubt, this Agreement shall not supersede (i) that certain

Equity Waiver, by and between Company and Employee, dated January 4, 2017 or (ii) that certain Benefits Waiver, by and between Company and Employee, dated January 4, 2017 (including, subsections (i)-(iv) thereof). Except as set forth in Employee's Schwab account and in Section 3(b) and 3(c) above, Employee does not have any right to receive or acquire any other security, derivative security or equity of the Company or any Releasee.

•
Not an Admission of Liability. This Agreement, and its performance, does not constitute and will not be construed as an admission by Company or Employee of the truth of any contested matter, or of any liability, wrongful act, or omission.

•
Breach of Agreement. If, in connection with a breach of this Agreement, either party is required to retain and utilize the services of counsel to enforce this Agreement, the parties agree that the substantially prevailing party in any such enforcement proceeding shall be entitled to its reasonable attorneys’ fees and costs, including costs of expert witnesses, unless otherwise prohibited by law.

•
Tax and Withholding. All forms of compensation referred to in this Agreement or the Executive Severance Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. In the event that the payments provided for in this Agreement constitute “parachute payments” within the meaning of

Code Section 280G, and Employee would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be treated as set forth in Section 4 of the Executive Severance Agreement.

By signing below, each party acknowledges and agrees that he/it has reviewed the terms of this Agreement and knowingly and voluntarily agrees to be bound by them.

Vicki Ryan
Chief People Officer

Signature	Date

Robert Derek Newell

Signature	Date